Exhibit 99.1

Independent Auditors’ Report

The Members
THQ Appalachia I, LLC:

Opinion

We have audited the consolidated financial statements of THQ Appalachia I, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of income, changes in members’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

Accounting principles generally accepted in the United States of America require that the supplemental information relating to oil and natural gas producing activities be presented to supplement the basic financial statements. Such information, although not a part of the basic financial statements, is required by the United States Financial Accounting Standards Board who as described in Accounting Standards Codification Topic 932-235-50 considers the supplemental information to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with managements responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

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Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Dallas, Texas
September 16, 2022

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THQ APPALACHIA I, LLC AND SUBSIDIARIES

Consolidated Balance Sheet

December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$20,253,529
Accounts receivable – oil and gas sales	211,213,561
Accounts receivable	1,686,081
Affiliate receivable	3,919,596
Fair market value of derivatives	18,655,632
Prepaid expenses	660,523
Gas imbalances	2,717,387
Total current assets	259,106,309
Property and equipment:
Oil and natural gas properties, at cost, using the successful efforts method, net	1,545,025,438
Gathering facilities, net	14,163,514
Other property and equipment, net	352,603
Total property and equipment, net	1,559,541,555
Other noncurrent assets:
Restricted cash	13,751,009
Long-term deposits	87,558
Fair market value of derivatives	30,957,358
Total other noncurrent assets	44,795,925
Total assets	$1,863,443,789
Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued expenses	$84,912,966
Affiliate payables	133,412,101
Litigation reserve	400,000
Revenues payable	1,174,466
Fair market value of derivatives	250,177,807
Total current liabilities	470,077,340
Revolving credit facility	547,658,181
Fair market value of derivatives	66,297,141
Asset retirement obligations	6,940,400
Total liabilities	1,090,973,062
Commitments and contingencies (notes 7 and 8)
Members’ equity:
Members’ equity	592,925,823
Retained earnings	179,544,904
Total members’ equity	772,470,727
Total liabilities and members’ equity	$1,863,443,789

See accompanying notes to consolidated financial statements.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Consolidated Statement of Income

Year Ended December 31, 2021

Revenues:
Oil sales	$120,545,949
Natural gas sales	567,509,235
Natural gas liquids sales	277,814,828
Net loss on derivative instruments	(489,443,915)
Other revenue (note 9)	4,570,883
Total revenues	480,996,980
Operating expenses:
Lease operating expenses	20,341,051
Production taxes	48,988,200
Gathering, processing and transportation	170,708,648
Exploration expense	9,115,394
Depreciation, depletion and amortization	166,225,087
General and administrative	19,184,804
Loss on sale of other property and equipment	4,256,119
Total operating expenses	438,819,303
Income from operations	42,177,677
Other income (expenses):
Interest expense	(23,863,454)
Interest income	29,579
Total other income (expenses), net	(23,833,875)
Net income	$18,343,802

See accompanying notes to consolidated financial statements.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Consolidated Statement of Changes in Members’ Equity

Year Ended December 31, 2021

			Total
	Members’	Retained	members’
	equity	earnings	equity
Balance, December 31, 2020	$591,925,651	161,201,102	753,126,753
Contributions of capital (note 10)	1,000,172	—	1,000,172
Net income	—	18,343,802	18,343,802
Balance, December 31, 2021	$592,925,823	179,544,904	772,470,727

See accompanying notes to consolidated financial statements.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Consolidated Statement of Cash Flows

Year Ended December 31, 2021

Cash flows from operating activities:
Net income	$18,343,802
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	166,225,087
Amortization of deferred financing costs	1,057,312
Exploration expense	9,115,394
Net loss on derivative instruments	489,443,915
Net cash received from derivative counterparties	(244,392,536)
Accrued interest on senior note – affiliate	(1,393,787)
Loss on sale of other property and equipment	4,256,119
Change in operating assets and liabilities:
Accounts receivable	(140,904,262)
Accounts receivable – affiliate	(2,445,603)
Prepaid expenses	(251,838)
Accounts payable and accrued expenses	6,786,748
Affiliate payables	77,849,509
Litigation reserve	(200,000)
Decrease in gas imbalance	(3,954,245)
Net cash provided by operating activities	379,535,615
Cash flows from investing activities:
Net cash paid for acquisition of oil and natural gas properties	(22,314,350)
Additions to oil and natural gas properties	(295,620,728)
Acquisition of High Road Resources, LLC	(22,664,186)
Proceeds from sale of other property and equipment	524,098
Net cash used in investing activities	(340,075,166)
Cash flows from financing activities:
Proceeds from revolving credit facility	70,000,000
Payments on revolving credit facility	(58,000,000)
Repayment on note payable - affiliate	(35,000,000)
Deferred financing costs	(603,349)
Net cash used in financing activities	(23,603,349)
Net increase in cash, cash equivalents, and restricted cash	15,857,100
Cash, cash equivalents, and restricted cash, beginning of period	18,147,438
Cash, cash equivalents, and restricted cash, end of period	$34,004,538
Supplemental disclosure of cash flow information:
Cash paid for interest	$20,754,120
Cash paid for interest - affiliate	4,512,875
Noncash investing activities:
Noncash additions to oil and natural gas properties	$75,037,911
Noncash financing activities:
Contribution of assets by affiliate (note 10)	$1,000,172

See accompanying notes to consolidated financial statements.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(1)	Organization and Description of Business

THQ Appalachia I, LLC (the Company) is an energy company engaged in the acquisition, development and exploitation of conventional and unconventional oil and natural gas assets in the Appalachia Basin in the Northeastern United States and focused on the Marcellus and Point Pleasant shale formations. Its executive offices are located in Fort Worth, Texas.

The operations of the Company are governed by the provisions of a Limited Liability Company Agreement (the Agreement) dated July 23, 2014, as amended and as executed by and among its members. The Company’s majority member is Q-TH Appalachia (VI) Investment Partners, LLC (Quantum), with Radler 2000, LP (R2K) and certain members of management comprising the remaining capital members. The Agreement includes specific provisions with respect to the maintenance of the capital accounts of each of the Company’s members (see note 11).

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting and Presentation

The accounts are maintained using the accrual basis of accounting and the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and are stated in United States dollars.

The accompanying consolidated financial statements include the accounts of THQ Appalachia I, LLC and its wholly owned subsidiaries TH Exploration, LLC, TH Exploration II, LLC, TH Exploration III, LLC, TH Exploration IV, LLC, CLR Exploration, LLC, and THQ Marketing, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. The estimates that are and will be particularly significant to the consolidated financial statements include estimates of the Company’s reserves of oil, natural gas and natural gas liquids (NGLs), future cash flows from oil and natural gas properties, depreciation, depletion and amortization, asset retirement obligations, and fair values of assets acquired and liabilities assumed. As future events and their effects cannot be determined with precision, actual results could differ from these estimates and assumptions. These disclosures are material to the Company’s consolidated financial statements.

(c)	Risks and Uncertainties

Historically, the markets for natural gas, NGLs, and oil have experienced significant price fluctuations. Price fluctuations can result from variations in weather, levels of production in the region, availability of transportation capacity to other regions of the country, and various other factors. Increases or decreases in the prices the Company receives for its production could have a significant impact on the Company’s future results of operations and reserve quantities.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

The borrowing base under the Revolving Credit Facility discussed in note 5 may be reduced if commodity prices decline, which could hinder or prevent the Company from meeting future capital needs. The borrowing base under the Revolving Credit Facility was $690 million as of December 31, 2021. The borrowing base is subject to potential reductions based on a variety of factors such as commodity prices, operating difficulties, decline in reserves, lending requirements or regulations, or for any other reasons. The Company cannot be certain that funding will be available if needed, and to the extent required, on acceptable terms. In the event of a decrease in the borrowing base due to declines in commodity prices or otherwise, the Company may be unable to meet obligations as they come due and could be required to repay any indebtedness in excess of the redetermined borrowing base. As a result, the Company may be unable to implement the drilling and development plan, make acquisitions or otherwise carry out the Company’s business plan, which could have a material adverse effect on the financial condition and results of operations and impair the Company’s ability to service the indebtedness. The borrowing base is redetermined bi-annually by the lenders each May and October based on certain factors, including the Company’s reserves and hedge position. The borrowing base was redetermined in May 2022 to be $850 million, with the next borrowing base redetermination scheduled to occur in October 2022.

The Company relies on IT systems to conduct business, as well as systems of third-party vendors. These systems are subject to possible security breaches and cyber-attacks. Cyber-attacks are becoming more sophisticated, and U.S. government warnings have indicated that infrastructure assets, including pipelines, may be specifically targeted by certain groups. These attacks include, without limitation, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches. These attacks may be perpetrated by state-sponsored groups, criminal organizations, or private individuals. These cybersecurity risks include cyber-attacks on the Company and third parties who provide material services. In addition to disrupting operations, cybersecurity breaches could also affect the Company’s ability to operate or control facilities, render data or systems unusable, or result in the theft of sensitive, confidential or customer information. These events could also damage the Company’s reputation, and result in losses from remedial actions, loss of business or potential liability to third parties. The Company carries insurance specifically for cybersecurity events. However, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. Increasing scrutiny and changing expectations from stakeholders with respect to our environment, social, and governance practices may impose additional costs on us or expose us to new or additional risks.

(d)	Cash and Cash Equivalents

The Company considers all cash and highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

(e)	Restricted Cash

The amount of restricted cash reflected in long-term assets represents the amount of cash collateral the Company has posted in support of a letter of credit on the Company’s behalf to the pipeline company with which the Company has a firm transportation commitment shown in note 7.

(f)	Accounts Receivable

The Company’s accounts receivable are primarily from purchasers of oil and natural gas. The Company extends credit as part of normal business procedures based on management’s assessment of credit worthiness. The Company records an allowance for doubtful accounts based on the age of accounts receivables and historical trends, as well as by specifically identifying receivables that may be uncollectible based upon the financial condition of the counterparty and other relevant facts and circumstances. The Company had no reserve as of December 31, 2021 and has experienced no losses since 2016.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(g)	Oil and Natural Gas Properties

The Company follows the successful efforts method of accounting for its oil and natural gas properties, whereby costs of productive wells, developmental dry holes and productive leases are capitalized into appropriate groups of properties based on geographical and geological similarities. These capitalized costs are amortized using the unit-of-production method based on estimated proved reserves. Proceeds from sales of properties will be credited to property costs, and a gain or loss will be recognized when a significant portion of an amortization base is sold or abandoned.

Exploration expense, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Exploratory drilling costs, including the cost of stratigraphic test wells, are initially capitalized but charged to exploration expense if and when the well is determined to be nonproductive. The acquisition costs of unproved acreage are initially capitalized and are carried at cost, net of accumulated impairment provisions, until such leases are transferred to proved properties or charged to exploration expense as impairments of unproved properties. The Company had no significant costs which had been deferred for longer than one year at December 31, 2021. The Company charged $9.1 million to exploration expense in 2021. The exploration expense includes $6.0 million due to dry hole expenses and $3.1 million due to the expiration of certain oil and natural gas leases.

The Company evaluates the carrying amount of its proved natural gas, NGLs, and oil properties for impairment on a geological reservoir basis whenever events or changes in circumstances indicate that a property’s carrying amount may not be recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company would estimate the fair value of its properties and record an impairment charge for any excess of the carrying amount of the properties over the estimated fair value of the properties. Factors used to determine fair value may include estimates of proved reserves, future commodity prices, future production estimates, anticipated capital expenditures, and a commensurate discount rate. Because estimated undiscounted future cash flows exceeded the carrying value of the Company’s proved properties, it has not been necessary for the Company to determine the fair value of its properties under GAAP for successful efforts accounting. As a result, the Company has not recorded any impairment expenses associated with its proved properties during the year ended December 31, 2021.

(h)	Gathering Facilities

Expenditures for construction, installation, major additions, and improvements to property, plant, and equipment that is not directly related to production are capitalized, whereas minor replacements, maintenance, and repairs are expensed as incurred. Gathering pipelines and compressor stations are depreciated using the straight-line method over their estimated useful lives of 20 years. Depreciation expense for gathering pipelines, compressor stations, and water handling and treatment systems was $0.8 million in 2021. A gain or loss is recognized upon the sale or disposal of property and equipment.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(i)	Other Property and Equipment

Other property and equipment consists primarily of field equipment, facilities, and office equipment and are recorded at cost. Major renewals and betterments are capitalized while repairs and maintenance are charged to expense as incurred. The costs of assets retired or otherwise disposed of and the applicable accumulated depreciation are removed from the accounts, and any gain or loss is included in operating income in the accompanying statements of operations.

Other property and equipment, including major replacements and improvements, are capitalized and are depreciated using the straight-line method over the estimated useful lives of 3 to 7 years. Depreciation expense for the other property and equipment was $0.3 million in 2021.

(j)	Provision for Depreciation, Depletion & Amortization (DD&A)

The Company computes its provision for DD&A on a unit-of-production method. Each quarter, the Company uses the following formulas to compute the provision for DD&A for each of its producing properties (or appropriate groups of properties based on geographical and geological similarities):

DD&A Rate = Unamortized Cost / Beginning of Period Reserves
Provision for DD&A = DD&A Rate x Current Period Production

Reserve estimates have a significant impact on the DD&A rate. If reserve estimates for a property or group of properties are revised downward in future periods, the DD&A rate for that property or group of properties will increase as a result of the revision. Alternatively, if reserve estimates are revised upward, the DD&A rate will decrease.

(k)	Impairment of Unproved Properties

At each year end, the Company reviews its unproved oil and natural gas properties to determine if there has been, in the Company’s judgment, impairment in value of each prospect that the Company considers individually significant. To the extent that the carrying cost of a prospect exceeds its estimated fair value, the Company makes a provision for impairment of unproved properties, and records the provision as abandonments and impairments within exploration expense on its statement of income. If the value is revised upward in a future period, the Company does not reverse the prior provision and continues to carry the prospect at a net cost that is lower than its estimated value. If the value is revised downward in a future period, an additional provision for impairment is made in that period. As stated in note 2(g), the Company charged $9.1 million to exploration expense in 2021. The exploration expense includes $6.0 million for dry hole expenses and $3.1 million due to the expiration of certain oil and natural gas leases.

(l)	Oil and Natural Gas Reserves

Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of a reserve estimate depends on the quality of available geological and engineering data, the precision of and the interpretation of that data, and judgment based on experience and training. Annually, the Company engages independent petroleum engineering firms to independently prepare estimates of its oil and natural gas reserves.

(m)	Deferred Financing Costs

Deferred financing costs represent loan origination fees and are offset against the related debt instrument in the consolidated balance sheets. These costs are amortized over the term of the related debt instrument using the effective interest method. The Company charges expense for unamortized deferred financing costs if credit facilities are retired prior to their maturity date. At December 31, 2021, the Company had $2.3 million of unamortized deferred financing costs that are netted against the Company’s debt balances. The amount amortized was $1.1 million for the year ended December 31, 2021.

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THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(n)	Derivative Financial Instruments

In order to manage its exposure to natural gas, NGLs, and oil price volatility, the Company enters into derivative transactions from time to time, including commodity swap agreements, basis swap agreements, collar agreements, and other similar agreements relating to the price risk associated with a portion of its production. To the extent legal right of offset exists with a counterparty, the Company reports derivative assets and liabilities on a net basis. The Company has exposure to credit risk to the extent that the counterparty is unable to satisfy its settlement obligations. The Company actively monitors the creditworthiness of counterparties and assesses the impact, if any, on its derivative position.

The Company records derivative instruments on the consolidated balance sheets as either an asset or liability measured at fair value and records changes in the fair value of derivatives in current earnings as they occur. Cash settlements for derivatives and changes in the fair value of commodity derivatives are reflected in gain (loss) on derivative instruments on the Company’s consolidated statements of income. The Company’s derivatives have not been designated as hedges for financial accounting purposes.

(o)	Asset Retirement Obligations

The Company estimates the present value of the amount it will incur to plug, abandon and remediate its producing properties at the end of their productive lives in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 410, Asset Retirement and Environmental Obligations. The Company will compute its liability for asset retirement obligations by calculating the present value of estimated future cash flows related to each property. This will require the Company to use significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells and its risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations.

In accordance with FASB ASC 410, an asset retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties in the accompanying balance sheets which is allocated to expense over the useful life of the asset. Periodic accretion of the discount on asset retirement obligations is recorded as an expense in depreciation, depletion, and amortization in the accompanying consolidated statement of income.

Removal and restoration costs associated on the retirement of gathering facilities and water delivery pipelines are undeterminable as the Company cannot predict when these facilities would be decommissioned or become obsolete. As such, no asset retirement obligation has been recorded related to gathering facilities as of December 31, 2021.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(p)	Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. The ASC 606 core principle is that a company will recognize revenue when it transfers promised goods or services to customers and in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.

Our revenues are primarily derived from the sale of natural gas and oil production, as well as the sale of NGLs that are extracted from our natural gas. Sales of natural gas, NGLs, and oil are recognized when we satisfy a performance obligation by transferring control of a product to a customer. Payment is generally received in the month following the sale.

Under our natural gas sales contracts, we deliver natural gas to the purchaser at an agreed upon delivery point where title to the product passes to the purchaser. Natural gas is transported from our wellheads to delivery points specified under sales contracts. Our sales contracts provide that we receive a specific index price adjusted for pricing differentials. We transfer control of the product at the delivery point and recognize revenue based on the contract price. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than the expected remaining proved reserves.

NGLs, which are extracted from natural gas through processing, are either sold by a third party marketing firm or by the processor under processing contracts. For NGLs sold on behalf of us by a third party marketing firm, our sales contracts provide that we deliver the product to the purchaser at an agreed upon delivery point and that we receive a specific index price adjusted for pricing differentials. We transfer control of the product to the purchaser at the delivery point and recognize revenue based on the contract price. For NGLs sold by the processor, our processing contracts provide that we transfer control to the processor at the tailgate of the processing plant and we recognize revenue based on the price received from the processor.

Under our oil sales contracts, we generally sell oil to purchasers and collect a contractually agreed upon index price, net of pricing differentials. We recognize revenue based on the contract price when we transfer control of the product to a purchaser.

(q)	Concentrations of Credit Risk

The Company’s revenues are derived principally from uncollateralized sales to purchasers in the oil and natural gas industry. The concentration of credit risk in a single industry affects the Company’s overall exposure to credit risk because purchasers may be similarly affected by changes in economic and other conditions. The Company has a large, investment-grade purchaser who has served as the Company’s major customer accounting for approximately 33% of total revenue in 2021. Five other large, investment-grade companies comprise an additional 27% of total revenue in 2021. The Company has not experienced any losses on its receivables from the new purchasers and believes its counterparties represent acceptable credit risk.

The Company is also exposed to credit risk on its commodity derivative portfolio. Any default by the counterparty to these derivative contracts when they become due could have a material adverse effect on the Company’s financial condition and results of operations. The Company has economic hedges in place with several of its lenders under the Company’s Credit Facility. The fair value of the Company’s commodity derivative contracts was a net liability of $266.9 million at December 31, 2021. The Company believes that its lenders represent acceptable credit risk.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

The Company maintains deposits primarily in two financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (FDIC). The Company has not experienced any losses related to amounts in excess of FDIC limits.

(r)	Fair Value Measurement

FASB ASC 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described below:

Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2: Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability;

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means;

•	If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurements.

(s)	Fair Value of Financial Instruments

In accordance with the reporting requirements of FASB ASC 825, Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to consolidated financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of accounts receivable, accounts payable, and revolving credit facility approximates the carrying amount due to the relatively short maturity of these instruments. None of these instruments are held for trading purposes.

(t)	Fair Value on a Non-Recurring Basis

The Company follows the provisions of ASC Topic 820, Fair Value Measurement, for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis. As it relates to the Company, ASC Topic 820 applies to the initial recognition of AROs, for which fair value is used.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(u)	Relationship with Affiliate

The Company has an ongoing business relationship with an affiliate, Tug Hill Operating, LLC (THO). THO is responsible for acquisitions, drilling and operation of wells owned by the Company. As it incurs costs on behalf of the Company for these operations, THO bills the Company through its joint interest billing (JIB) process; and the Company reimburses THO for these costs at least monthly. THO is also responsible for the administration of the Company’s business. In exchange for these services, the Company pays a quarterly fee that includes (a) THO employees’ time and related expenses charged to the Company for the operation of its oil and natural gas properties, (b) an allocated amount of THO overhead expense calculated based on the number of hours THO employees spend working on Company projects, and (c) an additional percentage markup of the overall total of (a) and (b) to cover benefits and other employee-related costs and any unforeseen or difficult to allocate costs. The Company’s board approves the operating budgets. For the year ended December 31, 2021, THO billed the Company $429.7 million through the JIB process. The amount due to THO for these services, which is included in the Company’s affiliate payable balance was $111.4 million as of December 31, 2021. Allocations consist of $23.7 million relating to acquisition of oil and natural gas properties, $19.6 million of lease operating expenses, $11.6 million in salaries and bonus for the operation of its oil and natural gas properties, $1.0 million for overhead expenses, $6.5 million of direct general and administrative expenses, and $367.3 million of capital expenditures for the period ended December 31, 2021.

THO collects certain revenues from customers on behalf of the Company. The amount due from THO, which is included in the Company’s oil and gas accounts receivable balance was $112.8 million as of December 31, 2021.

The Company incurred $75.2 million in gathering, processing and transportation for the period ended December 31, 2021, payable to an affiliate, THQ-XCL Holdings I, LLC (XCL), a Quantum and R2K controlled entity.

For the year ended December 31, 2021, the Company paid $4.6 million and $26.3 million in lease bonuses income and royalties, respectively, to an affiliate, Stone Hill Minerals Holdings I, LLC (SHMH), a Quantum and R2K controlled entity. On December 3, 2021, the Company paid the $39.5 million in principal and interest on the Senior Note with Stone Hill Mineral Holdings, LLC, referenced in footnote 5, herein. As of December 31, 2021, the Company has no remaining balance under this affiliate note payable.

(v)	Income Taxes

The Company is a limited liability company and, therefore, is treated as a flow through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are allocated to the members and are included in the members’ tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal tax provision has been made in the financial statements of the Company. However, Texas imposes an entity-level tax on all forms of business regardless of federal entity classification. At December 31, 2021, the Company had not accrued a liability for the Texas franchise tax as the liability, if any, is not expected to be material. The Company applies the provisions of ASC Topic 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions. The Company analyzed its tax filing positions in the U.S. federal, state and local jurisdictions where it is required to file income tax returns, for all open tax years. Based on this review, no liabilities for uncertain income tax positions were required to have been recorded pursuant to ASC 740. The Company files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by U.S. federal and certain state and local tax regulators. As of December 31, 2021, the Company's U.S. federal income tax returns and state and local returns are open under the normal three-year statute of limitations and therefore subject to examination.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(w)	Recent Accounting Pronouncements

In February 2016, the FASB Issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a lease liability and a right-of-use asset for all leases, including operating leases, with a term greater than 12 months on the balance sheet. The provisions of ASU 2016-02 also modify the definition of a lease and outline the requirements for recognition, measurement, presentation, and disclosure of leasing arrangements by both lessees and lessors. This ASU is to be adopted using a modified retrospective approach. In May 2020, the FASB elected to defer the effective date for private companies to fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the effect that adopting this guidance will have on its consolidated financial statements.

(3)	Property and Equipment

(a)	Oil and Natural Gas Properties

Since inception, the Company has been involved in acquiring and leasing oil and natural gas properties in the southwest Appalachian Basin in the Northeastern United States.

Oil and natural gas properties consist of the following at December 31, 2021:

Proved properties	$1,703,448,017
Accumulated depreciation, depletion and amortization	(388,185,831)
Net	1,315,262,186
Unproved properties	238,878,646
Exploration and impairment	(9,115,394)
Net	229,763,252
Total oil and natural gas properties, at cost, using the successful efforts method, net	$1,545,025,438

Depreciation, depletion, and amortization expense for proved oil and natural gas properties was $164.7 million for the year ended December 31, 2021. Exploration and abandonment and write off was $9.1 million for the year ended December 31, 2021. Additions to capitalized exploratory well costs that are pending the determination of proved reserves were $68.8 million for the year ended and as of December 31, 2021. Capitalized exploratory well costs that were reclassified to wells, equipment and facilities based on the determination of proved reserves were $42.9 million for the year ended December 31, 2021, which excludes costs that were incurred in the current year. The Company had no significant costs which had been deferred for longer than one year as of December 31, 2021.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

On June 1, 2021, the Company sold the 80% working interest in CLR Exploration, LLC to a third party for approximately $0.1 million, which resulted in a loss of $4.7 million on the sale.

On April 1, 2021, THQA settled a claim regarding disputed royalty payments.  The total settlement was for $6.5 million which consisted of a payment of $5.2 million to purchase the mineral rights owned by the plaintiffs as well as a settlement payment of $1.3 million for alleged damages.  The majority of mineral rights purchased are included in THQA proved properties and the payment for damages is included in general and administrative expenses.

On July 9, 2021, the Company and XcL Midstream Operating, LLC (“XcLM”), entities under common control, acquired the 100% interest in High Road Minerals, LLC, High Road Operating, LLC, and High Road Midstream, LLC from High Road Resources Holdings, LLC, for $27.8 million in cash consideration. The assets are located in Marshall and Wetzel Counties, West Virginia, Harrison and Jefferson Counties, Ohio, and Greene County, Pennsylvania. The Company purchased the assets associated with High Road Operating, LLC and High Road Minerals, LLC for $22.7 million cash consideration. On behalf of XcLM, the Company purchased the assets of High Road Midstream, LLC for $5.1 million. The payment of $5.1 million was reimbursed by XcLM in August 2021.

(b)	Gathering Facilities and Other Property and Equipment

Gathering facilities and other property and equipment consists of the following at December 31, 2021:

Gathering facilities	$14,456,790
Other property and equipment	1,868,753
Total capitalized costs	16,325,543
Accumulated depreciation	(1,809,426)
Total net capitalized costs	$14,516,117

On December 10, 2021, the Company’s board approved the purchase of the water pipelines, water pipeline systems, and all associated water infrastructure, including the corresponding rights-of-way in Marshall and Wetzel Counties, WV, Belmont and Monroe Counties, OH and Greene County, PA, (the “XcL Water System”), from XcL Midstream Operating, LLC (“XcLM”) in return for the sale of all gas and condensate gathering assets, including the corresponding rights-of-way, (the “The Legacy Gathering System”) to XcLM. This transaction was treated as an exchange of assets between entities under common control. The net book value of the XcL Water System was approximately $1.0 million in excess of the Legacy Gathering System’s carrying value; this excess amount was treated as a capital contribution to the Company.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

Depreciation expense for gathering facilities and other property and equipment was $1.1 million for the year ended December 31, 2021.

(4)	Asset Retirement Obligations

The Company will recognize the fair value of its asset retirement obligations related to the plugging, abandonment, and remediation of oil and natural gas producing properties. The present value of the estimated asset retirement costs will be capitalized as part of the carrying amount of the related long-lived assets. The following is a reconciliation of the Company’s asset retirement obligations for the year ended December 31, 2021:

Balance, beginning of period	$3,665,219
Obligations incurred from wells drilled and assets acquired	1,425,709
Revisions to prior estimates	1,994,235
Dispositions	(611,170)
Accretion expense	466,407
Balance, end of period	$6,940,400

(5)	Long-Term Debt

Senior Secured Revolving Credit Facility

The Company has a senior secured revolving bank credit facility (the Credit Facility) with a group of large, commercial lenders. Borrowings under the Credit Facility are subject to borrowing base limitations based on the collateral value of the Company’s proved properties and commodity hedge positions and are subject to regular semiannual redeterminations or more frequently if requested by the Company. The borrowing base was redetermined in November 2021 to be $690 million. As of December 31, 2021, the Company had an outstanding balance under the Credit Facility of $550 million, with a weighted average interest rate of approximately 3.61%. The amount reflected in the Company’s December 31, 2021 consolidated balance sheet is shown net of the debt issuance costs of $2.3 million. The maturity date of the Credit Facility is October 7, 2023.

The Credit Facility is secured by liens on substantially all of the Company’s properties and guarantees from the Company’s restricted subsidiaries, as applicable. The Credit Facility contains certain covenants, including restrictions on indebtedness and dividends and requirements with respect to working capital and leverage coverage ratios. Interest is payable at a variable rate based on LIBOR or the prime rate, determined by the Company’s election at the time of borrowing. The Company was in compliance with all of the financial covenants under the Credit Facility as of December 31, 2021.

Commitment fees on the unused portion of the Credit Facility are due quarterly at a rate of 0.50% of the unused portion, based on utilization.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

Senior Note

On December 3, 2021, the Company paid the outstanding balance of $39.5 million in principal and interest on the Senior Note with Stone Hill Minerals Holdings, LLC. As of December 31, 2021, the Company has no remaining balance under the Senior Note.

(6)	Derivative Instruments

The Company periodically enters into natural gas, NGLs, and oil derivative contracts with counterparties to hedge the price risk associated with a portion of its production. These derivatives are not held for trading purposes. To the extent that changes occur in the market prices of natural gas, NGLs, and oil, the Company is exposed to market risk on these open contracts. This market risk exposure is generally offset by the change in market prices of natural gas, NGLs, and oil recognized upon the ultimate sale of the Company’s production.

During the year ended December 31, 2021, the Company was party to various natural gas fixed price swap contracts and costless collars. When actual commodity prices exceed the fixed price provided by the swap contracts, the Company pays the excess to the counterparty. When actual commodity prices are below the contractually provided fixed price, the Company receives the difference from the counterparty. When actual commodity prices fall within the band provided by the costless collars, the Company receives the actual prices from the counterparty. When actual commodity prices fall outside the band provided by the costless collars, the Company receives the price provided by the collar from the counterparty and pays the actual price to the counterparty.

In addition, the Company has entered into basis swap contracts in order to hedge the difference between the New York Mercantile Exchange (NYMEX) index price and a local index price. The Company’s derivative swap contracts have not been designated as hedges for accounting purposes; therefore, all gains and losses are recognized in the Company’s statements of operations.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

As of December 31, 2021, the Company’s fixed price natural gas and oil swap positions were as follows:

	2022	2023	2024
NYMEX Henry Hub Swaps:
Volume (MMbtu/day)	356,890	35,000	—
Average price ($/MMBtu)	$2.42	2.47	—
NYMEX Henry Hub Long Puts:
Volume (MMbtu/day)	120,000	155,000	100,000
Average price ($/MMBtu)	$2.69	2.67	2.80
NYMEX Henry Hub Short Calls:
Volume (MMbtu/day)	120,000	155,000	100,000
Average price ($/MMBtu)	$4.35	3.61	3.88
Columbia Gas (TCO) Basis Swaps:
Volume (MMbtu/day)	42,500	—	—
Average price ($/MMBtu)	$(0.62)	—	—
Dominion South Basis Swaps:
Volume (MMbtu/day)	200,000	190,000	40,000
Average price ($/MMBtu)	$(0.71)	(0.75)	(0.72)
WTI Swaps:
Volume (Bbls/day)	4,966	1,750	900
Average price ($/Bbl)	$54.53	58.51	63.25
Mt. Blv. Propane Swaps:
Volume (Bbls/day)	4,500	—	—
Average price ($/gallon)	$0.62	—	—

The following is a summary of derivative fair value gains which are recorded in the consolidated statements of operations included in net loss on derivative instruments for the year ended December 31, 2021:

Cash settlement of derivative contracts	$(244,392,536)
Noncash change in derivative fair value	(245,051,379)
Net loss on derivative instruments	$(489,443,915)

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

The following is a summary of the fair values of the Company’s derivative instruments and where such values are recorded in the consolidated balance sheet as of December 31, 2021:

	Balance sheet
	location	Fair value
Commodity derivatives:
Commodity contracts	Current assets	$18,655,632
Commodity contracts	Long-term assets	30,957,358
Total derivative assets		49,612,990
Commodity contracts	Current liabilities	250,177,807
Commodity contracts	Long-term liabilities	66,297,141
Total derivative liabilities		316,474,948
Net derivatives		$(266,861,958)

The fair value of commodity derivative instruments was determined using Level 2 inputs. The Company classifies the fair value amounts of derivative financial instruments by commodity contract as net current or noncurrent assets or liabilities.

(7)	Commitments

The following is a schedule of future minimum payments for firm transportation, drilling rig and processing, gathering and compression agreements as of December 31, 2021.

		Processing,
		gathering	Drilling
	Firm	and	rigs and
	transportation	compression	completion
	(a)	(b)	(c)	Total
Year ending December 31:
2022	$36,500,000	2,181,090	16,121,995	54,803,085
2023	36,500,000	1,017,559	—	37,517,559
2024	36,600,000	—	—	36,600,000
2025	36,500,000	—	—	36,500,000
2026	36,500,000	—	—	36,500,000
Thereafter	258,800,000	—	—	258,800,000
Total	$441,400,000	3,198,649	16,121,995	460,720,644

20

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(a)	Firm Transportation

The Company has entered into firm transportation agreements with a pipeline in order to facilitate the delivery of its production to market. This contract commits the Company to transport minimum daily natural gas volumes at negotiated rates, or pay for any deficiencies at specified reservation fee rates once the pipeline goes into service. The amounts in this table represent the Company’s minimum daily volumes at the reservation fee rate. The values in the table represent the gross amounts that the Company is committed to pay; however, the Company will record in the consolidated financial statements its proportionate share of costs based on its net revenue interest.

(b)	Processing, Gathering, and Compression Service Commitments

The Company has entered into various long-term gas gathering and processing agreements for certain of its production that will allow it to realize the value of its NGLs. The minimum payment obligations under the agreements are presented in the table. Actual payments under these agreements will differ from the amounts shown in the table above as the Company expects to deliver volumes in excess of the minimum commitment. These commitments have varying fees with escalation clauses based on annual percentage change in Oil PPI.

(c)	Drilling Rig and Completion Service Commitments

The Company has obligations under agreements with service providers to procure drilling and completion services. The values in the table represent the gross amounts that the Company is committed to pay; however, the Company will record in the consolidated financial statements its proportionate share of costs based on its working interest.

(d)	Office and Equipment Leases

The Company leases various office space and equipment, as well as field equipment, under operating lease arrangements. Rental expense under operating leases was immaterial for 2021.

(8)	Contingencies

Litigation

The Company is subject to a lawsuit wherein plaintiffs allege that the Company breached its contract by improperly deducting production and post-production costs from the royalties to which plaintiffs claim they are entitled. The Company is vigorously defending itself and does not believe that a loss is either probable or estimable.

As part of the High Road acquisition (see note 3a), the purchase price included a $0.7 million litigation reserve for litigation involving alleged non-payment of lease bonuses and disputes over ownership rights. The Company has successfully defended and settled a portion of the claims for $0.3 million. The Company has a remaining ligation reserve of $0.4 million at December 31, 2021 for these claims.

On April 1, 2021, THQA settled a claim regarding disputed royalty payments.  The total settlement was for $6.5 million which consisted of a payment of $5.2 million to purchase the mineral rights owned by the plaintiffs as well as a settlement payment of $1.3 million for alleged damages. The Company received a reimbursement of $0.6 million, a release from the escrow account related to the acquisition of related properties. The majority of mineral rights purchased are included in THQA proved properties and the payment for damages is included in general and administrative expenses.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

On April 22, 2021, THQA settled a claim which involved overriding royalty interests on leases that THQA had acquired from another energy company. The settlement paid to the plaintiff to fully resolve this matter was $4 million and is included in general and administrative expenses.

The Company is subject to certain other claims and litigation arising in the normal course of business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the results of operations or financial position of the Company.

Environmental Remediation

Various federal, state, and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company’s operations and the costs of its crude oil and gas natural exploration, development, and production operations. The Company does not anticipate that it will be required in the near future to expend significant amounts due to environmental laws and regulations, and accordingly no reserves have been recorded.

(9)	Other Revenue

During 2021, the Company experienced gas imbalance losses of $4.0 million, which are reflected in other revenues in the Company’s consolidated statements of income.

The Company also received fees from third parties for road and other asset use agreements during 2021.

The Company began purchasing and reselling natural gas from third-parties to take advantage of new pipeline capacity that became available during 2019. The Company was able to capture small margins by buying at a point on the new pipeline system and reselling it at a different point on the system. The gross proceeds are also shown in other revenue.

(10)	Related Party Transactions and Other Income

On December 10, 2021, the Company’s board approved the purchase of the water pipelines, water pipeline systems, and all associated water infrastructure, including the corresponding rights-of-way in Marshall and Wetzel Counties, WV, Belmont and Monroe Counties, OH and Greene County, PA, (the “XcL Water System”), from XcL Midstream Operating, LLC (“XcLM”) for the sale of all gas and condensate gathering assets, including the corresponding rights-of-way, (the “The Legacy Gathering System”) to XcLM. This transaction was treated as an exchange of assets between entities under common control. The net book value of the XcL Water System was approximately $1.0 million in excess of the Legacy Gathering System’s carrying value; this excess amount was treated as a capital contribution to the Company. The Company will reimburse XcLM for all costs associated with in process construction projects on the XcL Water System.

(11)	Membership Interests

There are two classes of membership interest – capital interests and management incentive interests. Capital interests held by Quantum, R2K and members of management have full voting rights and rights to share in the distributions of the Company. As described more fully in note 12, management incentive interests can be issued under the Incentive Pool Plan and are nonvoting with no rights to share in distributions until the capital contributed interests have earned the full base return.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

The members have no liability for the debts, obligations and liabilities of the Company, except as expressly required in the agreement. The Company shall dissolve and its affairs shall be wound up upon the earliest to occur of (a) the expiration of its term on December 20, 2025, if not extended by the members, (b) election by the Board of Directors by majority approval at any time or (c) entry of a decree of judicial dissolution of the Company under the Delaware Limited Liability Company Act.

The timing and amounts of distributions, other than tax advances, are determined by the Board of Directors. Capital contributions will receive a base return of 8% on their contributions (base return) which continues accruing until distributions exceed the total capital contributions plus the 8% base return. The first 10% of R2K’s Capital Interest will be treated as un-promoted capital (R2K’s Un-promoted Capital Interest). Distributions to members’ capital that is promoted is subject to certain distribution flips, whereby, distributions will be made in proportion to the agreed upon sharing ratios. Tax advances may be made quarterly based on projections of the entity’s taxable income for the year.

On December 10, 2021, the Company’s board approved the exchange of assets between TH Exploration II, LLC and XcLM, which are entities under common control. The net book value of the XcL Water System was approximately $1.0 million in excess of the Legacy Gathering System’s carrying value; this excess amount was treated as a capital contribution to the Company.

(12)	Management Incentive Unit Plan

Effective with the formation of the Company on July 23, 2014, the Company adopted an incentive unit plan, THQ (Appalachia I) Employee Holdings, LLC, (the Plan) to provide profit awards to employees (management incentive units). All of the incentive units are subject to vesting over five years, forfeiture, and termination. The management incentive units have no voting rights, do not have an exercise price and are automatically forfeited except in extenuating circumstances if and when such person’s status as an employee is terminated.

Compensation expense for these awards will be recognized when all performance, market, and service conditions are probable of being satisfied in general upon a vesting event, which is defined as (i) the sale of all or substantially all of the outstanding capital interests or assets of the Company, (ii) the time of any distribution by the Company after capital contributions of substantially all of the capital commitments have been made by the capital members, and the Board has determined that the Company will not raise additional capital, (iii) one year after the expiration of a lockup period in the event of a transfer of all or substantially all of the outstanding capital interests or assets of the Company to an individual, estate or a corporation, partnership, joint venture, limited partnership, limited liability company, trust, unincorporated organization, association or any other entity (Person) in exchange for publicly tradable securities of such Person; or two years after the expiration of a lockup period in the event that securities received in connection with the transfer constitute 15% or more of the total shares of such Person then outstanding.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(13)	Oil and Gas Reserves Information (Unaudited)

The following supplementary information summarized presents the results of natural gas and oil activities in accordance with the successful efforts method of accounting for production activities.

(a)	Production Costs

The following tables present total aggregate capitalized costs and costs incurred related to natural gas, NGLs and oil production activities at December 31, 2021:

Capitalized costs
Proved properties	$1,703,448,017
Accumulated depreciation, depletion and amortization	(388,185,831)
Net	1,315,262,186
Unproved properties	238,878,646
Exploration and impairment	(9,115,394)
Net	229,763,252
Total oil and natural gas properties, at cost, using the successful efforts method, net	$1,545,025,438

Costs incurred (i)
Property acquisition costs:
Proved properties (ii)	$16,369,921
Unproved properties (iii)	29,464,469
Development costs	336,773,446
Total costs incurred	$382,607,836

(i)	Amounts exclude capital expenditures for gathering systems and other corporate assets as well as $5,953,437 of asset dispositions.

(ii)	Amounts include $16,126,958 of wells acquired in the High Road acquisition as referenced in note 3(a).

(iii)	Amounts include $7,670,870 of leases acquired in High Road acquisition as referenced in note 3(a).

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(b)	Results of Operations for Production Activities

The following table presents the results of operations related to natural gas, NGLs and oil production for the year ended December 31, 2021:

Sales of natural gas, NGLs and oil	$965,870,012
Gathering, processing and transportation	(170,708,648)
Production taxes	(48,988,200)
Lease operating expenses	(20,341,051)
Exploration	(9,115,394)
Depreciation, depletion and amortization	(166,225,087)
Loss on sale of other property and equipment	(4,256,119)
Results of operation from producing activities	$546,235,513

(c)	Reserves Information

Proved developed reserves represent only those reserves expected to be recovered from existing wells and support equipment. Proved undeveloped reserves represent proved reserves expected to be recovered from new wells after substantial development costs are incurred.

The Company’s estimate of proved natural gas, NGLs and crude oil reserves was prepared by Cawley, Gillespie & Associates, Inc. (“Cawley”), an independent consulting firm hired by management. Cawley, Gillespie & Associates, Inc. is a Texas Registered Engineering Firm (F-693), made up of independent registered professional engineers and geologists that have provided petroleum consulting services to the oil and gas industry for over 60 years. Cawley has estimated 100% of the total net natural gas proved reserves attributable to the Company’s interests as December 31, 2021 in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission and, with the exclusion of future income taxes, conform to the FASB ASC No 932, Extractive Activities – Oil & Gas. Standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, analogy, and material balance were utilized in the evaluation of reserves. All of the Company’s proved reserves are located in the United States.

The engineer primarily responsible for providing Company data necessary for the preparation of the reserves estimate holds a Bachelor of Science degree in Petroleum Engineering from Texas A&M University and has 17 years of experience in the oil and gas industry. To support the accurate and timely preparation and disclosure of its reserve estimates, the Company established internal controls over its reserve estimation processes and procedures, including the following: the price, heat content conversion rate and cost assumptions used in the economic model to determine the reserves are reviewed by management; division of interest and production volumes are reconciled between the system used to calculate the reserves and other accounting/measurement systems; and the reserves reconciliation between prior year reserves and current year reserves is reviewed by senior management.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

The following provides a roll forward of the total proved reserves, as well as proved developed and proved undeveloped reserves for the year ended December 31, 2021:

	Oil (Mbbls)	Gas (MMcf)	NGLs (Mbbls)	Mmcfe (i)
Proved developed and undeveloped reserves:
Beginning of period	22,166	2,130,866	125,690	2,754,049
Revisions of previous estimates	(7,153)	199,427	(11,655)	111,055
Extensions and discoveries	841	584,643	5,534	611,272
Acquisition of reserves	135	96,773	1,951	105,188
Production	(2,010)	(177,393)	(7,760)	(219,714)
End of period	13,979	2,834,316	113,760	3,361,850

Proved developed reserves:
Beginning of period	7,102	915,645	45,872	1,137,160
End of period	8,462	1,166,269	56,961	1,439,185

Proved undeveloped reserves:
Beginning of period	15,063	1,215,221	79,817	1,616,889
End of period	5,517	1,668,046	56,799	1,922,665

(i) NGLs were converted at a rate of one Mbbl to approximately 3.9 million cubic feet (MMcf) and oil was converted at a rate of one Mbbl to approximately 6 million cubic feet (MMcf).

The change in reserve during the year ended December 31, 2021 resulted from the following:

-	Revisions of previous estimates were primarily related to changes in oil and natural gas prices.

-	Extensions and discoveries consist of adding proved undeveloped reserves to locations classified as unproved at year-end and adding proved developed reserves from successful development wells drilled on locations outside the areas classified as proved at the previous year-end.

-	Acquisition of reserves includes additions related to the High Road acquisition reference in note 3(a).

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(d)	Standardized Measure of Discounted Future Net Cash Flow

The following table sets forth the standardized measure of discounted future net cash flows relating to proved reserves as of December 31, 2021:

Future cash inflows	$11,618,602,619
Future production costs	(1,398,518,389)
Future development costs	(910,432,297)
Future net cash flow	9,309,651,933
10% annual discount for esimated timing of cash flows	(4,875,918,467)
Standardized measure of discounted future net cash flows	4,433,733,466

Future cash inflows, production and development costs were computed using the same assumptions for prices and costs used to estimate the Company’s proved oil and gas reserves at December 31, 2021.

The following table summarizes the changes in the standardized measure of discounted future net cash flows for the year ended December 31, 2021:

Beginning balance	$946,974,194
Net change in price and production costs	2,941,733,050
Net change in future development	125,920,584
Oil and gas sales	(725,832,113)
Extensions	536,703,238
Acquisitions of reserves	94,683,959
Revisions of previous estimates	403,477,499
Net changes in taxes and other	15,375,636
Accretion of discount	94,697,419
Ending balance	4,433,733,466

For 2021, reserves were computed using average first-day-of-the-month closing prices for the prior twelve months of $66.55 per Bbl for West Texas Intermediate and $3.598/MMBtu for NYMEX. The Company’s future realized prices were assumed to be $56.81 per Bbl of oil, $2.22 per Mcf of gas, and $39.77 per Bbl of NGLs. NGL pricing was based on the Company’s historical NGL composition by component applied to historical WTI pricing.

THQ APPALACHIA I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(14)	Subsequent Events

In preparing the consolidated financial statements, management has evaluated all subsequent events and transactions for potential recognition or disclosure through September 16, 2022, the date the consolidated financial statements were available for issuance. On September 6, 2022, the Company entered into a purchase agreement with EQT Corporation to sell the Company’s upstream assets along with the gathering and processing assets of affiliate company THQ-XCL Holdings I, LLC for total consideration of $2.6 billion of cash and 55 million shares of common stock of EQT Corporation (EQT). The Company will be selling 100% of its membership interests in THQ Appalachia I Midco, LLC (“THQA Midco”) along with the 100% membership interests of the subsidiaries of THQA Midco. This transaction is expected to close in the fourth quarter of 2022 with an effective date of July 1, 2022. No other items requiring disclosure were identified.